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                                                                    EXHIBIT 99.1


                       COMMERCIAL METALS COMPANY ANNOUNCES
                PRICING OF PRIVATE OFFERING OF $200 MILLION NOTES


         Dallas -- November 6, 2003 -- Commercial Metals Company (NYSE: CMC), headquartered in Irving, Texas, today announced that it has agreed to sell $200 million aggregate principal amount of 5.625% notes due 2013 in a private offering. The initial offering price is 99.856% of par resulting in an effective yield to maturity of 5.644%. CMC intends to close the transaction on or about November 12, 2003.

         CMC intends to apply the net proceeds of the offering: (a) to fund the purchase of its 7.20% Notes due 2005 that are tendered to CMC pursuant to the tender offer announced by CMC on October 31, 2003, (b) to fund the acquisition of a 71% interest in Huta Zawiercie SA, the third largest producer of steel in Poland, and (c) for general corporate purposes, as to any remaining proceeds.

         The notes have not been registered under the Securities Act of 1933 or any state securities laws. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                                     -(END)-

Contact:      Bill Larson
              Vice President & Chief Financial Officer
              214.689.4325
              www.commercialmetals.com